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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

The Board of Directors
Fifth Third Bancorp:

We consent to incorporation by reference in the registration statement on Form S-8 of Fifth Third Bancorp of our report dated June 16, 2000, relating to the statements of net assets available for plan benefits of the Grand Premier Financial, Inc. Employee Savings and Stock Plan and Trust Employees' Profit Sharing Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of the Grand Premier Financial, Inc. Employee Savings and Stock Plan and Trust.

                                   /s/KPMG LLP

Chicago, Illinois
June 18, 2001